EXHIBIT 99.1

First Quarter 2010 Earnings Call Presentation – Prepared Remarks
April 23, 2010 1:00 p.m.

Operator:  Thank you, good afternoon, and welcome to the National Penn Bancshares’ First Quarter 2010 Earnings Call.

Please note that this call is being recorded. At the end of the prepared remarks, there will be a live question and answer session with analysts. All callers will be in a “listen only” mode during the prepared remarks.

This call and accompanying presentation slides will be archived on National Penn’s Investor Relations website following the live call.  A transcript of today’s call and the slides will also be furnished on SEC Form 8-K.

National Penn’s Earnings Release was furnished earlier today to the SEC on Form 8-K and is also on the Investor Relations website.

This presentation may contain forward-looking information that is intended to be covered by the safe harbor provided by the Private Securities Litigation Reform Act of 1995.  Please take a moment to review slide #1 of the presentation.

I will now introduce National Penn’s President and CEO, Scott Fainor.

Scott Fainor:  Thank-you.  Joining me today are Mike Hughes, our Chief Financial Officer, and Sandy Bodnyk, our Chief Risk Officer.

We have changed our format of the call this quarter.  I will begin by making a few introductory remarks with Mike and Sandy giving some more in-depth analysis, then I will conclude the presentation.  We are also looking forward to the live question and answer session with the investment community, which will follow the prepared remarks.

As it relates to the first quarter, I believe we have made progress on our short-term initiatives and see some more favorable trends in asset quality.

Regarding asset quality, our non-performing assets have remained relatively stable over the last several quarters in the $125 million range and, in fact, declined in the quarter.  Although classified assets grew in the quarter, the trend line is flattening.  Sandy will provide additional color on the quarter.

These trends allowed us to reduce our provision for loan losses to $32.5 million as compared to $47 million in the previous quarter.  Despite the decreased provision, our allowance for loan losses increased as the provision exceeded net charge-offs.

Significant highlights of the quarter were:

•	Core operations provided stable and strong contribution.
•	The net interest margin improved.
•	Our non-banking businesses continued to perform well.
•	We controlled operating expenses.
•	The balance sheet remains strong, and we have enhanced our capital ratios at both the holding company and the banks.

Based upon this performance, we returned to profitability which sets the stage for 2010.  We remain cautious about the impact of the local economy, but the trends are directionally correct, as asset quality measures continue to improve.

Let me now turn the presentation over to Mike Hughes to discuss some specifics of our financial performance.

Mike Hughes:   Thank you Scott.

This presentation contains the non-GAAP financial measure of core earnings.  Let me begin by reviewing the reconciliation of reported earnings to core operating earnings. The good news is that the adjustments are few in number in the quarter.  Core earnings were 3 cents per share.

The first adjustment is a $7.3 million pre-tax loss, or $4.7 million after tax, and is truly an accounting convention. The Company previously made an irrevocable election to mark to market on a quarterly basis a portion of National Penn’s trust preferred – those that trade on a retail basis under the symbol N-P-B-C-O. As you would suspect, the preferred is thinly traded. As market price improves, National Penn records an expense. During the first quarter, the price increased from $21.00 a share to $23.87 per share, and on the last day, the stock price was up approximately $1.23.

•	Obviously this is not a core item
•	A non-cash item
•	Does not impact bank regulatory capital ratios

The other item is a $4.1 million pre-tax gain, $2.6 million after-tax, related to the curtailment of the defined benefit plan. It is a curtailment which freezes benefits – and not a termination. In addition to this one-time gain, pension expense will be reduced on an ongoing basis. We do not anticipate that compensation expense in total would be reduced as we re-evaluate the match in our defined contribution plan and look forward to removing the salary freeze later in 2010.

Let’s look at some of our core fundamentals and review slide 3. The net interest margin expanded in the first quarter based upon our initiative to manage the balance sheet by repricing some higher cost deposits. Despite the contraction in the balance sheet, net interest income was flat as the margin expanded. We do not expect to see the same level of benefit in future periods from CD repricing as we have seen in 2009 and early 2010.  Non-performing assets negatively impacted the margin by 10 basis points in the quarter, which is similar to the impact in the last quarter.

As we look at other income on slide 4, the core non-interest income for the quarter decreased from $29.3 million to $25.8 million. Items of note were the previously discussed mark on the trust preferred and the pension plan curtailment gain. There are some timing and seasonality adjustments, and wealth management was impacted by approximately $450 thousand due to the sale of Vantage. Of note were:

•	Some softness in deposit service charges due to seasonality, and
•	Mortgage originations declined, due to reduced refinancing activity.

Referring to slide 5, operating expenses are well controlled and were under our budget for the quarter. The efficiency ratio on a core basis remained strong as you can see on the slide. Compensation expense declined by $1.4 million to $29.4 million in the quarter, due to a reduction in headcount and incentive compensation expense.

Let me spend a little time on capital and asset quality.

Slide 6 details capital at the holding company. Ratios were strong, improved from the prior quarter, and in compliance with all regulatory requirements. The benefit of the capital raise in 2009 and the balance sheet management in 2010 significantly enhanced these ratios.

Slide 7 is an overview of the capital ratios at National Penn Bank. At March 31st, the leverage ratio stands at 8.17% and is based on average assets for the quarter.  The slide also shows the calculation assuming no growth or contraction or internal generation of capital in the second quarter. With those assumptions, the bank leverage ratio would be 8.32%, or a capital cushion of approximately $27 million, while maintaining liquidity of $50+ million at the holding company level.

Let me conclude by reviewing slide 8 which highlights the asset quality trends
•	As Scott mentioned, provision of $32.5 million versus $47 million in the prior quarter
•	Loan loss reserve increased from $146.3 million to $153.9 million
•	Increased loan loss reserve to non-performing loan coverage from 116% to 128%
•	Non-performing loans declined despite a mortgage modification program which resulted in troubled debt restructurings of $6.7 million, related to residential mortgages.
•	Since we are relatively early in the release season, we look at our comparison to peer group at December 31st. We anticipate those favorable comparisons will continue in the quarter.

I’ll now turn the presentation over to Sandy Bodnyk, our Chief Risk Officer.

Sandy Bodnyk:  Thank you, Mike.  My comments today will be focused on our loan portfolio and asset quality.

Despite positive signs of economic recovery and growth, new loan activity continues to demonstrate the reluctance of businesses and consumers to borrow.  New loans originated during the quarter totaled approximately $180 million.  However, our loan portfolio declined by $109 million to $5.9 billion.  As Mike has noted, a significant portion of the decrease relates to a lower residential mortgage banking refinance activity.

In reviewing asset quality, Slide 9 clearly illustrates the stabilizing trend in non-performing loans and charge-offs that we have experienced over the last several quarters, including a 4% reduction in non-performing loans and a 5% reduction in charge-offs from the previous quarter.

This stabilization is due in large part to the decline in migration rate of classified loans from the levels of mid-2009, as demonstrated on slide 10.  Given the continued economic stress, classified loans did, however, increase during the quarter from $501 million to $532 million, but the trend line is flattening.  The increase is primarily attributed to three credits totaling approximately $30 million.

•	Two of the credits are in our C&I portfolio related to the construction industry, and one is a residential developer
•	Analysis of these three credits indicates they should be able to readjust expense levels and have sufficient projected sales to improve their financial position in the latter half of 2010.

As we have stated, the economy, particularly as it relates to housing, continues to negatively impact commercial real estate construction loans, and slide 11 details the risk profile of the loan portfolio.

•	C&I charge-offs in the first quarter were $2.3 million, and non-performing C&I loans declined in the quarter by approximately $3 million.
•	22% of our classified loans are CRE construction loans, and
•
11% of CRE construction loans are non-performing.  I want to emphasize that the non-performing balance of these loans reflects a 42% reduction to the contractual balance, achieved through charge-offs when they were placed on non-performing status.

•
Commercial real-estate charge-offs in the first quarter totaled $18.8 million and were related to problem loan resolutions and appraisals obtained during the period.  We obtain appraisal updates for non-performing loans on a six-month basis.

Included in non-performing loans are $6.7 million of residential mortgage loans restructured in an effort to make them affordable to those homeowners who have experienced financial difficulties and were in danger of losing their homes.  Our consumer portfolio continues to perform well and this is a small number in relation to our $830 million of mortgage outstandings.

Slide 12 depicts our charge-off and NPA composition by region.  Geographically, charge-offs and non-accruals remain concentrated in our core southeastern Pennsylvania region, which experienced a higher escalation in prices and higher average prices of real estate and is consistent with previous trends.

I’ll now turn the presentation back to Scott Fainor.

Scott Fainor:  Thank you Sandy.  Let me conclude with a few comments.

•
Although we have strategically managed the size of our balance sheet, we have maintained and, in fact, improved our profitability through expense control, reduced loan loss provision, and an improvement in the net interest margin.  This was accomplished primarily through lower deposit pricing at some of the larger, wholesale and municipal customers as opposed to a broad retail pricing strategy.

•	The balance sheet remains strong.

o	We exceed all regulatory capital ratios,
o	We continued to increase the allowance for loan losses, and
o	Non-performing loans declined in the quarter.

•	Operating expenses were well controlled and non-banking business continues to perform well.

•	We will remain focused on reducing classified assets.

We have executed on our short-term strategies and will continue our effort as it relates to improving asset quality throughout 2010.  Let me address some of the intermediate to long-term initiatives:

•	The Regulatory Environment

We have met and I believe exceeded the requirements of our regulators.  As previously stated, many of these initiatives were in process prior to January 2010.  To give you some examples:
-	We have recruited senior personnel in credit administration and loan review.
-	We have expanded the workout group from five to twenty with many being transferred from the line.
-	We have further enhanced loan review processes at the most senior levels of the company, and
-	We have refined our loan loss reserve procedures.

•	TARP Repayment

As we have stated previously, we will be patient as it relates to the repayment of TARP and want to see economic conditions continue to improve.  We will approach this in a shareholder friendly manner, and we are developing potential strategies, which may include repayment over time.

•	Capital Management

The effective allocation and utilization of capital is critical in this environment.  We executed on opportunities to more effectively manage capital in the first quarter, and this will be a continued focus throughout the year.  The internal generation of capital will be a driver of longer term profitability.

•	Let me speak about longer-term profitability

Although current economic conditions have resulted in diminished loan demand, we are focused on taking advantage of market disruption to secure high quality lending relationships.  We are also focused on the cross-sell opportunities in the wealth and insurance areas and have a continued focus on expense control.  Over the longer term as economic conditions improve, the effective management of capital, primarily at the bank level, will be an important component to driving earnings through asset and deposit growth.

This ends our prepared remarks.  I would like to turn it back over to the Operator.  We can now take analyst questions.

QUESTIONS

Operator: We will now turn it back over to Mr. Fainor for closing comments.

Scott Fainor:

I thank you for joining us today and for your continued interest in National Penn. We appreciate your support, and we continue to work hard to strengthen the balance sheet and improve profitability in order to maximize long-term shareholder value. As always, if you have any additional questions, please feel free to contact our Investor Relations Officer, Michelle Debkowski.

This concludes our presentation.